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                                                                    EXHIBIT 99.1


[Encompass Services Corporation Letterhead]       Encompass Services Corporation
                                                  3 Greenway Plaza, Suite 2000
                                                  Houston, Texas 77046
                                                  Phone: 713-860-0100
                                                  Fax: 713-960-8036
                                                  encompass.com

News Release

                 ENCOMPASS ENTERS INTO ASSET PURCHASE AGREEMENT
           New Company Will Focus Exclusively on Residential Services

HOUSTON, May 12, 2003 - Encompass Services Corporation (the "Company") announced that it has entered into an Asset Purchase Agreement, pursuant to which substantially all of the assets of the Company's Residential Services group will be sold to Residential Acquisition Corp., a company formed by Wellspring Capital Management, LLC or certain of its affiliates (the "Buyer"). Under the Asset Purchase Agreement, the assets of the Company's Residential Services group will be sold for approximately $40 million, plus the assumption of certain related liabilities. The Company and its applicable subsidiaries entered into the Asset Purchase Agreement after obtaining authority for such action from the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Company's and its subsidiaries' jointly administered chapter 11 cases, Case No. 02-43582, filed on November 19, 2002. The sale of the Residential Services group assets pursuant to the Asset Purchase Agreement is subject to a number of conditions, including confirmation of the Company's and its subsidiaries' Second Amended Joint Plan of Reorganization, which was filed with the Bankruptcy Court on April 11, 2003, or subsequent order of the Bankruptcy Court authorizing the sale.

The current management team of the Company's Residential Services group, led by Eric Salzer, will remain with the business. The Buyer will specialize in installing and servicing heating, ventilation and air conditioning (HVAC) and plumbing systems in newly constructed and existing homes. The new company will be headquartered in Dayton, Ohio, with operations in nine states.

"This is an important step in Residential Services group's emergence. We are on schedule towards our objective of a completed transition to a stand-alone company by early summer," said Eric Salzer. "With the conclusion of the bankruptcy process, we look forward to focusing our efforts on operations and securing new business. We'd like to thank our customers and employees who have been so supportive during this trying period."

The Company also announced that on May 7, 2003, it completed the sale of the remaining assets relating to its Commercial/Industrial Services group.

"We are pleased to announce this final phase of our restructuring is coming to a close," said Michael F. Gries, Chief Restructuring Officer of Encompass Services Corporation. "With the sale of our Residential Services group the Company will have made significant progress with its restructuring efforts in a short period of time. We have sold substantially all of the Company's

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operating businesses as on-going enterprises and will seek confirmation of our
Plan of Reorganization this month."

A hearing on the confirmation of the Second Amended Joint Plan of Reorganization is scheduled for May 21, 2003. The full text of the Second Amended Joint Plan of Reorganization and Disclosure Statement is available at www.encompass.com and is available at the Securities and Exchange Commission's website at www.sec.gov as part of the Company's Form 8-K filed on April 22, 2003.

About the Buyer

The Buyer will provide heating, ventilation and air conditioning (HVAC), plumbing and other contracting services primarily in single family, low-rise multifamily housing units and small commercial buildings. Its services will include new installation and maintenance, repair and replacement work. The Buyer will have approximately 2,300 employees.

About Wellspring Capital Management LLC

Wellspring Capital Management LLC is a New York-based private equity firm. The firm is focused on acquiring companies where it can realize substantial value by contributing management expertise, innovative operating and financing strategies, and capital. For additional information, visit www.wellspringcapital.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: failure of the Company's senior lenders or other constituencies to approve the plan of reorganization; failure by the Company's vendors to maintain existing credit terms; failure of the Company to consummate the plan of reorganization; failure of the Company's customers to make payment on their normal terms; the level of demand for its services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions that could occur in the future; working capital requirements; general economic conditions; as well as other factors listed in the Company's Form 10-K for the year ended December 31, 2001, as amended, and its most recent Form 10-Q.

Contact:
Dan Kipp
713-860-0113

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